Exhibit 10.1

Modine Manufacturing Company 1500 DeKoven Avenue Racine, Wisconsin 53403-2552 Tel. 262.636.1200 Fax 262.636.1742

September 26, 2019

Mr. Dennis P. Appel
1844 S. Matthew Court
Libertyville IL 60048

Re:	Termination of Employment

Dear Dennis:

We regret to inform you that your employment with Modine Manufacturing Company has been terminated as of today, September 26, 2019.

Subject to the terms and conditions of our Supplemental Severance Plan Under the Modine Salaried Employee Severance Plan, you are eligible for separation pay and benefits as follows:

•	52 weeks of severance pay at the same base rate paid to you prior to your termination, which is subject to applicable wage and tax deductions. Severance benefits will be paid on a bi-weekly basis.

If you participate in our health and/or dental plans, your active health coverage ends immediately.  You may elect to continue your coverage for up to 18 months through COBRA.  Modine will pay your full COBRA premium for the twelve (12) months following your termination of employment.  This will be a taxable benefit to you.  If you elect COBRA coverage beyond these twelve (12) months, you will be responsible for the full cost of the coverage.  Additional details regarding benefit continuation will be provided to you by our COBRA administer.

•	Modine will coordinate an executive outplacement program to support you in this career transition.

Please consider the following:

•	Any earned but unused FY2020 vacation, minus typical wage and tax deductions, will be paid to you in a lump sum on your final active employee paycheck.

•	If you file for unemployment compensation, it will not be contested by Modine. Eligibility will be determined by the state unemployment commission.

Please note that you will not receive the severance pay and additional benefits described above unless you sign the Release Agreement (“Agreement”) provided by us.  Please review the attached Agreement carefully.  We advise you to consult your attorney or tax advisor prior to signing the Agreement.  You have Twenty-one (21) days, or until October 17, 2019 to consider whether or not to sign the Agreement.

Your participation in all other Modine benefit programs ends immediately.  Information on your benefit plan options, including COBRA for health, dental and vision, life insurance conversion and retirement plan distributions is included with this letter.

If you have any questions or concerns with regard to this matter, please call me.

Sincerely,

Brian Agen
Vice President, Human Resources